Exhibit 10.29

UNITED STATES DISTRICT COURT SOUTHERN DISTRICT OF NEW YORK

x
UNITED STATES OF AMERICA,	:
:
Plaintiff,	:	STIPULATION AND ORDER
	:	OF SETTLEMENT AND DISMISSAL
:
v.	:
	:	12 Civ. 1392
:
FLAGSTAR BANK, F.S.B.,	:
:
Defendant.	:
x

WHEREAS, this Stipulation and Order of Settlement and Dismissal (the “Stipulation”) is entered into by and among plaintiff the United States of America (the “United States” or “Government”), by its attorney, Preet Bharara, United States Attorney for the Southern District of New York, and defendant Flagstar Bank, F.S.B., including its successors by operation of law or otherwise (“Flagstar”), by its authorized representatives;

WHEREAS, Flagstar is a federally-chartered stock savings bank that is headquartered in Troy, Michigan, and is the principal subsidiary of Flagstar Bancorp, Inc., a Michigan-based savings and loan holding company;

WHEREAS, since 1988, Flagstar has been a participant in the Direct Endorsement Lender program (the “DEL program”), a Government program administered by the Federal Housing Administration (the “FHA”) of the United States Department of Urban Development (“HUD”). The DEL program authorizes private-sector mortgage lenders (“Direct Endorsement Lenders”) to approve mortgage loans for insurance by the FHA;

WHEREAS, simultaneously with the filing of this Stipulation, the Government is filing a complaint against Flagstar in the United States District Court for the Southern District of New

York (the “Court”) pursuant to the False Claims Act, 31 U.S.C. §§ 3729, et seq., and the common law theories of breach of fiduciary duty, gross negligence and negligence (the “Complaint”);

WHEREAS, the Complaint alleges that during the period January 1,2002, to date, Flagstar has been endorsing loans for FHA insurance in violation of DEL program rules, and has been submitting false certifications to the FHA and HUD about its underwriting practices; and

WHEREAS, the Government and Flagstar have reached a mutually-agreeable resolution addressing the claims raised in the Complaint through this Stipulation;

NOW, THEREFORE, upon the Parties’ agreement, IT IS HEREBY ORDERED that:

TERMS AND CONDITIONS

1.	Flagstar consents to the Court’s exercise of subject matter jurisdiction over this action and personal jurisdiction over it,

2.	Flagstar hereby admits, acknowledges, and accepts responsibility for the conduct alleged in the Complaint to the extent set forth below;

a.	During the period January 1, 2002, to the present (the “Covered Period”), for every mortgage loan that Flagstar endorsed for FHA insurance pursuant to the Direct Endorsement Lender program, a Direct Endorsement Underwriter (“DE Underwriter”) employed by Flagstar submitted a certification to the FHA and HUD (“loan-level certification”);

b.	For each loan underwritten manually, the loan-level certification stated that the DE Underwriter had “personally reviewed the appraisal report (if applicable), credit application, and all associated documents,” and that the loan was eligible for mortgage insurance under the Direct Endorsement Lender program;

c.	For each loan underwritten using an automated underwriting system, the loan-level certification stated that the loan was eligible for mortgage insurance under the Direct Endorsement Lender program;

d.

Under Flagstar’s manual underwriting process (the “Manual Underwriting Process”), Flagstar utilized employees who were not DE Underwriters, called Underwriting Assistants, to review and clear conditions on loans. These conditions had to be satisfied in order for the loans to close. Flagstar did not require DE Underwriters to approve the work performed by the Underwriting Assistants in clearing conditions or to review the documentation examined by the Underwriting Assistants in clearing conditions;

e.	As a result of the Manual Underwriting Process, notwithstanding loan-level certifications to the contrary, a Flagstar DE Underwriter did not in every instance “personally review” “all associated documents” for the loans that Flagstar manually underwrote and endorsed for FHA insurance during the Covered Period;

f.	In a number of instances, Underwriting Assistants (who were not DE Underwriters) reviewed — and were the only ones to review — documents associated with material conditions on the loans that Flagstar manually underwrote and approved for FHA insurance during the Covered Period;

g.	Additionally, in a number of instances, Underwriting Assistants cleared material conditions — without DE Underwriter supervision — relating to the borrower’s income, assets and credit;

h.	In a number of instances, notwithstanding loan-level certifications to the contrary, loans that Flagstar underwrote and approved for FHA insurance during the Covered Period, and for which HUD has paid insurance claims, did not comply with certain underwriting requirements contained in HUD’s handbooks and Mortgagee Letters and therefore were not eligible for mortgage insurance under the Direct Endorsement Lender program; and

i.	As a result of the conduct described above in this Paragraph, Flagstar made false loan-level certifications on loans that (i) induced the FHA to accept for Government insurance loans that were not eligible for such insurance and that the FHA otherwise would not have insured, and (ii) resulted in losses to HUD when the loans defaulted.

3.	Flagstar agrees and commits that it shall comply with all relevant HUD/FHA rules applicable to Direct Endorsement Lenders in the DEL program.

4.	Flagstar further agrees that, in addition to its compliance with all relevant HUD/FHA rules applicable to Direct Endorsement Lenders in the DEL program, its continued participation in the DEL program shall be conditioned on the following:

a.

Flagstar’s completion of a one year period during which time Flagstar’s compliance with all relevant HUD/FHA rules applicable to Direct Endorsement Lenders in the DEL program shall be monitored by a third party (“Third Party”).

Such Third Party shall be selected by Flagstar and shall be approved by HUD, such approval not to be unreasonably withheld. Flagstar shall bear the cost of the Third Party’s monitoring activities.

b.	Such Third Party shall make periodic reports to HUD and Flagstar regarding Flagstar’s compliance with all relevant HUD/FHA rules applicable to Direct Endorsement Lenders in the DEL program. The form and frequency of such reports shall be decided and agreed upon in good faith between Flagstar and HUD.

c.	The period of monitoring shall commence on the beginning of the first month from the Effective Date of this Stipulation or following the approval by HUD of the Third Party, whichever is later, and shall terminate one year from that date, provided that Flagstar’s national total company 24-month compare ratio (“Compare Ratio”) remains below 100% (the “Industry Average”). Should Flagstar’s Compare Ratio exceed the Industry Average at the end of the first year, then HUD may extend the period of monitoring for a second year. If at the end of such second year, Flagstar’s Compare Ratio continues to exceed the Industry Average, then HUD may extend the period of monitoring for a third year. In no event shall the monitoring period extend beyond three years.

d.	During the monitoring period described above, Flagstar shall train all employees involved in the origination and underwriting of FHA loans regarding all relevant HUD/FHA rules applicable to Direct Endorsement Lenders in the DEL program. The form and frequency of such training shall be decided and agreed upon in good faith between Flagstar and HUD; and

e.	Flagstar shall certify to HUD that the individuals in senior leadership positions with primary responsibility for, respectively, initiating and overseeing Flagstar’s Manual Underwriting Process, as described above, are no longer employed by Flagstar.

5.	Flagstar shall pay to the Government $15 million dollars within 30 business days after the Effective Date of this Stipulation.

6.	Flagstar shall also make additional payments to the Government in the total amount of $117,889,806 (the “Additional Payments”), if, and only if, each of the following events occurs and each of the following criteria is met, except as otherwise provided in Paragraph 19 below. Consistent with its business and regulatory requirements, Flagstar shall seek in good faith to fulfill the below conditions, and will not undertake any conduct or fail to take any action the purpose of which is to frustrate or delay its ability to fulfill any of the below conditions:

a.	Flagstar generates positive income for a continuously sustained period, such that Flagstar determines it is likely that part or all of a Deferred Tax Asset (“DTA”), which, as of December 31,2011 was $384,589,806 and which has been offset by a valuation allowance (“DTA Valuation Allowance”), shall be realized, as evidenced by the reversal of the DTA Valuation Allowance in accordance with US GAAP;

b.	Flagstar is able to include capital derived from the reversal of the DTA Valuation Allowance as an addition to its Tier 1 capital in an amount which, in accordance with regulation, is the lesser of 10% of its Tier 1 capital or the amount of the DTA that Flagstar expects to recover within one year based on financial projections;

c.	Flagstar or its parent holding company (or its successor) has fully repaid, or otherwise settled to the satisfaction of the United States Government, the $266.7 million amount previously invested by the United States Government in Flagstar’s parent holding company under the Troubled Asset Relief Program (“TARP”), or, to the extent not fully repaid or otherwise settled to the satisfaction of the United States Government, any such remaining $266.7 million has been excluded from Tier 1 capital solely for the purpose of calculating the threshold Tier 1 Ratio as set forth in clause 6(d)(ii) below; and

d.	Upon the occurrence of the events set forth in (a), (b) and (c) above, and within 30 business days of the occurrence of the last such event, Flagstar shall begin making annual Additional Payments to the Government, provided that (i) each such annual Additional Payment shall be the lesser of (x) $25 million or (y) the portion of the Additional Payments that remains outstanding after deducting any prior Additional Payments, and (ii) no obligation to make such Additional Payment shall arise unless Flagstar’s Recent Call Report reflects a minimum Tier 1 Ratio of 11% or such higher Tier 1 Ratio as may be imposed by the Office of the Comptroller of the Currency (“OCC,” or any successor regulator under the Safety and Soundness Program) after excluding, for the purposes of this calculation only, any un-extinguished TARP investment from Tier 1 capital as referenced in clause 6(c) above. For purposes of this section, “Recent Call Report” means Flagstar’s Call Report as filed with the OCC, including any amendments thereto, for the period ending at least six months prior to the making of such Additional Payment. The $15 million payment together with the Additional Payments shall be referred to herein as the Settlement Amount,

e.	In no event shall Flagstar be required to make an Additional Payment if doing so would violate any material banking regulatory requirement or the OCC (or any successor regulator under the Safety and Soundness Program) objects in writing to the making of an Additional Payment.

7.	Payment of the Settlement Amount pursuant to this Stipulation shall be made at http://www.pay.gov to the U.S. Department of Justice account in accordance with instructions provided by the Financial Litigation Unit of the United States Attorney’s Office for the Southern District of New York. Any amounts distributed to HUD-FHA pursuant to this Stipulation may be deposited into FHA’s Capital Reserve Account.

8.	Subject to Flagstar’s full compliance with the terms of this Stipulation, including Flagstar’s payment of the Settlement Amount as provided herein, the Government immediately releases Flagstar and all of its current and former officers, directors, employees, affiliates, and assigns from any civil or administrative monetary or nonmonetary claim that the United States has or may have under the False Claims Act, 31 U.S.C. §§ 3729, et seq,, the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a, the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”), 12 U.S.C. § 1833a, the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801, et seq., the common law, or the equitable theories of fraud or mistake of fact in connection with mortgage loans that Flagstar endorsed for FHA insurance during the Covered Period; provided, however, that this release does not encompass the claims set forth in Paragraphs 9 and 10 below.

9.	Notwithstanding the release given in Paragraph 8 above, or any other term of this Stipulation, the following claims of the Government are specifically reserved and are not released by this Stipulation:

a.	any claims arising under Title 26, United States Code (Internal Revenue Code);

b.	any claims arising under Title 12, United States Code (Banks and Banking), other than FIRREA as set forth above;

c.	any criminal claims; and

d.	any liability based upon obligations created by this Stipulation.

10.	To the extent that Flagstar satisfies the commitments and undertakings under this Stipulation, including Paragraphs 3, 4, 5, and 6 above, HUD shall not refuse to pay any insurance claim or seek indemnification or other relief in connection with mortgage loans that Flagstar endorsed for FHA insurance during the Covered Period but for which no claims have yet been paid on the basis of Flagstar’s use of Underwriting Assistants as alleged in the Complaint or referenced in Paragraph 2 above. HUD may in good faith seek indemnification or other relief in connection with mortgage loans that Flagstar endorsed for FHA insurance during the Covered Period but for which no claims have yet been paid for reasons other than the fact of Flagstar’s use of Underwriting Assistants as alleged in the Complaint or referenced in Paragraph 2 above, but only to the extent seeking such indemnification or other relief is consistent with all relevant HUD/FHA rules and HUD’s generally applicable policies and practices in seeking indemnification.

11.

To the extent that Flagstar satisfies the commitments and undertakings under this Stipulation, including Paragraphs 3, 4, 5, and 6 above, HUD or its assigns shall not seek indemnification or other relief in connection with mortgage loans that Flagstar endorsed for FHA insurance during the Covered Period and for which HUD has paid insurance claims on the basis of the conduct alleged in the Complaint or referenced in Paragraph 2 above.

12.	Flagstar shall be in default of this Stipulation if it fails to comply materially with any provision of this Stipulation (“Default”). The Government shall provide written notice to Flagstar of any Default in the manner set forth in Paragraph 29 below. Flagstar shall then have an opportunity to cure the Default within fifteen (15) business days from the date of receipt of the notice of Default. In the event that a Default is not fully cured within fifteen (15) business days of the receipt of the notice of Default, Flagstar agrees that the United States, at its option, may (a) rescind this Stipulation and reinstate the Complaint; or (b) seek specific performance of this Stipulation to cure any Default. In the event that the United States opts to rescind this Stipulation pursuant to this Paragraph, Flagstar shall not plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any civil or administrative claims that relate to the conduct alleged in the Complaint, except to the extent such defenses were available on the Effective Date.

13.	Flagstar waives and shall not assert any defenses it may have to any criminal prosecution relating to the conduct alleged in the Complaint that may be based in whole or in part on a contention that, under the Double Jeopardy Clause of the Fifth Amendment of the Constitution, or under the Excessive Fines Clause of the Eighth Amendment of the Constitution, this Stipulation bars a remedy sought in such criminal prosecution. Nothing in this Paragraph or any other provision of this Stipulation constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.

14.	Flagstar releases the Government, its agencies, employees, servants, and agents from any claims that Flagstar has asserted, could have asserted, or may assert in the future against the Government, its agencies, employees, servants, or agents, related to the conduct alleged in the Complaint and the Government’s investigation and prosecution thereof, except with respect to Paragraph 10 and 11 above and any continuing obligations created hereunder.

15.	This Stipulation is intended to be for the benefit of the Parties and the entities released in Paragraphs 8 and 14 above only. Pursuant to this Stipulation, the Parties are releasing only those entities released as set forth in Paragraphs 8 and 14 above and not releasing any claims against any other person or entity.

16.

Flagstar represents and warrants that it has reviewed its financial situation, that it is currently solvent within the meaning of 11 U.S.C. §§ 547(b)(3) and 548(a)(l)(B)(ii)(I), and that it reasonably believes that it shall remain solvent following its compliance with its obligations under this Stipulation, including its payment of the Settlement Amount in accordance with the parameters stated in Paragraphs 5 and 6 above. Further, the Parties warrant that, in evaluating whether to execute this Stipulation, they (a) have intended that the mutual promises, covenants, and obligations set forth constitute a contemporaneous exchange for new value given to Flagstar, within the meaning of 11 U.S.C. § 547(c)(1); and (b) have concluded that these mutual promises, covenants, and obligations do, in fact, constitute such a contemporaneous exchange. Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended to and do, in fact, represent a reasonably equivalent exchange of value that is not intended to hinder, delay, or defraud any entity to which Flagstar was or became indebted to on or after the date of this Stipulation, within the meaning of 11 U.S.C, § 548(a)(1).

17.	If within 91 days of the Effective Date of this Stipulation or any payment made under this Stipulation, Flagstar commences, or a third party commences, any case, action, or other proceeding under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors (a) seeking an order for relief of Flagstar’s debts, or seeking to adjudicate Flagstar as bankrupt or insolvent; or (b) seeking appointment of a receiver, trustee, custodian, or other similar official for Flagstar or for all or part of Flagstar’s assets, Flagstar agrees as follows:

a.	Flagstar’s obligations under this Stipulation may not be avoided pursuant to 11 U.S.C. § 547, and Flagstar shall not argue or otherwise take the position in any such case, action, or proceeding that (i) Flagstar’s obligations under this Stipulation may be avoided under 11 U.S.C. § 547; (ii) Flagstar was insolvent at the time this Stipulation was entered into; or (iii) the mutual promises, covenants, and obligations set forth in this Stipulation do not constitute a contemporaneous exchange for new value given to Flagstar.

b.

If any of Flagstar’s obligations under this Stipulation are avoided for any reason, including, but not limited to, through the exercise of a trustee’s avoidance powers under the Bankruptcy Code or in connection with a receivership, the Government, at its option, may rescind this Stipulation and reinstate the Complaint and pursue any civil and/or administrative claim, action, or proceeding against Flagstar that would otherwise be covered by the release in Paragraph 8 above. Flagstar agrees that (i) any such claim, action, or proceeding brought by the Government would not be subject to an “automatic stay” pursuant to 11 U.S.C, § 362(a) as a result of the case, action, or proceeding described in the first clause of this Paragraph, and Flagstar shall not argue or otherwise contend that the Government’s claim, action, or proceeding is subject to an automatic stay; (ii) Flagstar shall not plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any claim, action, or proceeding that is brought by the Government within 60 calendar days of written notification to Flagstar that the Stipulation has been rescinded pursuant to this Paragraph, except to the extent such defenses were available on the Effective Date; and (iii) the Government has a valid claim against Flagstar for any unpaid Settlement Amount, and the Government may pursue its claim in the case, action, or proceeding described in the first clause of this Paragraph, as well as in any other case, action, or proceeding.

c.	Flagstar acknowledges that its agreements in this Paragraph are provided in exchange for valuable consideration provided in this Stipulation.

18.	If more than 90 days after the Effective Date of this Stipulation but before Flagstar has paid the Settlement Amount in full, Flagstar commences, or a third party commences, any case, action, or other proceeding under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors (a) seeking an order for relief of Flagstar’s debts, or seeking to adjudicate Flagstar as bankrupt or insolvent; or (b) seeking appointment of a receiver, trustee, custodian, or other similar official for Flagstar or for all or part of Flagstar’s assets, Flagstar agrees as follows:

a.	If any of Flagstar’s obligations under this Stipulation are avoided for any reason, including, but not limited to, through the exercise of a trustee’s avoidance powers under the Bankruptcy Code or in connection with a receivership, the Government, at its option, may rescind this Stipulation and reinstate the Complaint and pursue any civil and/or administrative claim, action, or proceeding against Flagstar that would otherwise be covered by the release in Paragraph 8 above, Flagstar agrees that (i) any such claim, action, or proceeding brought by the Government would not be subject to an “automatic stay” pursuant to 11 U.S.C. § 362(a) as a result of the case, action, or proceeding described in the first clause of this Paragraph, and Flagstar shall not argue or otherwise contend that the Government’s claim, action, or proceeding is subject to an automatic stay; (ii) Flagstar shall not plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any claim, action, or proceeding that is brought by the Government within 60 calendar days of written notification to Flagstar that the Stipulation has been rescinded pursuant to this Paragraph, except to the extent such defenses were available on the Effective Date; and (iii) the Government has a valid claim against Flagstar for any unpaid Settlement Amount, and the Government may pursue its claim in the case, action, or proceeding described in the first clause of this Paragraph, as well as in any other case, action, or proceeding.

b.	Flagstar acknowledges that its agreements in this Paragraph are provided in exchange for valuable consideration provided in this Stipulation.

19.	No change of control under Section 382 of the Internal Revenue Code of 1986, as amended, that limits Flagstar’s ability to realize all or part of the DTA will relieve Flagstar of its obligations to make Additional Payments hereunder. If such a change of control adversely impacts Flagstar’s ability to satisfy the conditions in either Paragraphs 6(a) or 6(b), such condition(s) will not be deemed to apply. Moreover, if Flagstar or its parent holding company are party to a business combination or other transaction following which Flagstar and its parent holding company represent less than 33.3% of the resulting company’s assets, then 12 months following such combination or other transaction, Flagstar or its successor shall commence making the Additional Payments set forth in paragraph 6(d)(i).

20.	Flagstar agrees to the following:

a.	Unallowable Costs Defined: All costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47) incurred by or on behalf of Flagstar, its present or former officers, directors, employees, shareholders, and agents in connection with:

(1)	the matters covered by this Stipulation;

(2)	the United States’ audit(s) and civil investigation(s) of the matters covered by this Stipulation;

(3)	Flagstar’s investigation, defense, and corrective actions undertaken in response to the United States’ audit(s) and civil investigation(s) in connection with the matters covered by this Stipulation (including attorney’s fees);

(4)	the negotiation and performance of this Stipulation;

(5)	any payments Flagstar makes to the United States pursuant to this Stipulation, including costs and attorney’s fees, are unallowable costs for government contracting purposes (hereinafter referred to as “Unallowable Costs”). For purposes of this Paragraph, the term Unallowable Costs does not include insurance claims made in connection with mortgage loans that Flagstar endorsed for FHA insurance during the Covered Period.

b.	Future Treatment of Unallowable Costs: Unallowable Costs will be separately determined and accounted for by Flagstar, and Flagstar shall not charge such Unallowable Costs directly or indirectly to any contract with the United States.

c.	Treatment of Unallowable Costs Previously Submitted for Payment: Within 90 days of the Effective Date of this Stipulation, Flagstar shall identify and repay by adjustment to future claims for payment or otherwise any Unallowable Costs included in payments previously sought by Flagstar or any of its subsidiaries or affiliates from the United States. The United States, including the Department of Justice and/or the affected agencies, reserves its rights to audit, examine, or re-examine Flagstar’s books and records and to disagree with any calculations submitted by Flagstar or any of its subsidiaries or affiliates regarding any Unallowable Costs included in payments previously sought by Flagstar, or the effect of any such Unallowable Costs on the amount of such payments.

21.

In connection with the negotiation of this Stipulation, Flagstar has provided the Government with certain publicly-available information about its current financial condition and regulatory requirements, and has discussed with the Government its anticipated performance, as well as the potential effect of any settlement on its business and regulatory requirements (collectively, the “Financial Information”), The Government understands that anticipated performance is uncertain and subject to change. Nevertheless, Flagstar represents that the Financial Information was prepared in good faith and was, to Flagstar’s knowledge, accurate and not misleading in any material respect. The Government has relied on the foregoing representation in entering into this Stipulation. In the event of any breach of the foregoing representation, the Government, at its option, may rescind this Stipulation and reinstate the Complaint. Based on the Financial Information, Flagstar has represented, and the parties have each concluded, that the Settlement Amount represents the maximum of Flagstar’s current ability to pay, or to agree to pay, a monetary settlement in light of its business and regulatory requirements.

22.	Each Party shall bear its own legal and other costs incurred in connection with this matter.

23.	Any failure by the Government to insist upon the material performance of any of the provisions of this Stipulation shall not be deemed a waiver of any of the provisions hereof, and the Government, notwithstanding that failure, shall have the right thereafter to insist upon material performance of any and all of the provisions of this Stipulation.

24.	This Stipulation is governed by the laws of the United States. The exclusive jurisdiction and venue for any dispute relating to this Stipulation is the United States District Court for the Southern District of New York. For purposes of construing this Stipulation, this Stipulation shall be deemed to have been drafted by all Parties to this Stipulation and shall not, therefore, be construed against any Party in any subsequent dispute.

25.	Subject to the exceptions set forth in this Stipulation, and in consideration of the obligations of Flagstar as set forth in this Stipulation, and conditioned upon Flagstar’s full compliance with the terms of this Stipulation, the Government shall dismiss with prejudice the Complaint; provided, however, that the Court shall retain jurisdiction over this Stipulation and each Party to enforce the obligations of each Party under this Stipulation.

26.	This Stipulation constitutes the complete agreement between the Parties with respect to the subject matter hereof. This Stipulation may not be amended except by written consent of the Parties.

27.	The undersigned counsel represent and warrant that they are fully authorized to execute this Stipulation on behalf of the persons and entities indicated below.

28.	This Stipulation may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Stipulation. Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this Stipulation.

29.	Any notices pursuant to this Stipulation shall be in writing and shall be delivered by hand, express courier, or facsimile transmission followed by postage-prepaid mail, and shall be addressed as follows:

IF TO THE UNITED STATES:

Christopher B. Harwood

Assistant United States Attorney

United States Attorney’s Office

Southern District of New York

86 Chambers Street, Third Floor

New York, New York 10007

Facsimile: (212) 637-2786

IF TO FLAGSTAR:

Veronica E. Rendon

Craig A. Stewart

Arnold & Porter LLP

399 Park Avenue

New York, New York 10022

Facsimile: (212) 715-1399

and

Chief Executive Officer

Chief Legal Officer

Flagstar Bank, F.S.B.

5151 Corporate Drive

Troy, MI 48098

Facsimile: (800) 858-7542

30.	The Effective Date of this Stipulation is the date upon which this Stipulation is entered by the Court.

Agreed to by:

THE UNITED STATES OF AMERICA

Dated:	New York, New York
February 24, 2012

PREET BHARARA United States Attorney for the Southern District of New York

By:

CHRISTOPHER B. HARWOOD

Assistant United States Attorney

86 Chambers Street, Third Floor

New York, New York 10007

Telephone: (212) 637-2728

Facsimile: (212) 637-2786

Attorneys for the United States of America

FLAGSTAR BANK, F.S.B.

Dated:	New York, New York
February 24, 2012

By:
VERONICA E. RENDON
CRAIG A. STEWART
Arnold & Porter LLP
399 Park Avenue New York, New York 10022
Telephone: (212) 715-1000
Facsimile: (212) 715-1399

Attorneys for Flagstar Bank, F.S.B.

Dated:	New York, New York
February 24, 2012

By:
Title:	Chairman, CEO, President

Flagstar Bank, F.S.B.

SO ORDERED:	Feb. 24, 2012

UNITED STATES DISTRICT JUDGE
Katherine B. Forrest

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